Exhibit 15.1

November 6, 2006

Comstock Resources, Inc.
5300 Town & Country Boulevard
Suite 500
Frisco, Texas 75034

Shareholders and Board of Directors
Comstock Resources, Inc.

We are aware of the incorporation by reference in the Registration Statements (Nos. 33-20981 and 33-88962 filed on Form S-8 and Nos. 333-112100 and 333-128813 filed on Form S-3) of Comstock Resources, Inc. and of the related Prospectuses of our report dated November 6, 2006 relating to the unaudited consolidated interim financial statements of Comstock Resources, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2006.

/s/ Ernst & Young LLP

Dallas, Texas